TARRANT APPAREL GROUP
                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 1999
                              --------------------

TO THE SHAREHOLDERS OF TARRANT APPAREL GROUP:

     Notice is hereby given that the annual meeting (the "Meeting") of the shareholders of Tarrant Apparel Group (the "Company") will be held at 3151 East Washington Boulevard, Los Angeles, California 90023, on Monday, May 3, 1999 at 10:00 a.m. (California time) for the following purposes:

      1. ELECTION OF DIRECTORS. To elect three persons to the Board of Directors of the Company to serve until the annual meeting of shareholders to be held in the year 2001 and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

                        Mark B. Kristof
                        James R. Miller
                        Karen S. Wasserman

      2. AMENDMENT OF EMPLOYEE INCENTIVE PLAN. To approve an amendment of the Employee Incentive Plan increasing from 2,600,000 to 3,600,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto.

      3. RATIFICATION OF 1999 EMPLOYEE INCENTIVE AWARDS. To ratify the grant of 1999 awards to certain executive officers pursuant to the Employee Incentive Plan.

      4. RATIFICATION OF STOCK OPTION GRANTS. To ratify the grant of options to purchase an aggregate of 1,000,000 shares of Common Stock to certain executive officers.

      5. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the year ending December 31, 1999.

      6. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment thereof.

      Only persons who are shareholders of record (the "Shareholders") at the close of business on March 26, 1999 are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof.

      The Proxy Statement which accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Shareholders are encouraged to read it in its entirety.

      As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Company. It is expected that these materials first will be mailed to Shareholders on or about April 2, 1999.

      IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          By Order of the Board of Directors,
                                          TARRANT APPAREL GROUP

                                          Gerard Guez,
Dated April 2, 1999                       Chairman of the Board and
Los Angeles, California                   Chief Executive Officer

                              TARRANT APPAREL GROUP
                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250

                           -------------------------


                                 PROXY STATEMENT

                       1999 ANNUAL MEETING OF SHAREHOLDERS

                                   MAY 3, 1999
                            -------------------------


                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Tarrant Apparel Group (the "Company") for use at the 1999 annual meeting (the "Meeting") of the shareholders of the Company to be held on Monday, May 3, 1999, at 3151 East Washington Boulevard, Los Angeles, California 90023, at 10:00 a.m. (California time) and at any adjournment thereof. Gerard Guez and Todd Kay, the designated proxyholders (the "Proxyholders"), are members of the Company's management. Only shareholders of record (the "Shareholders") on March 26, 1999 (the "Record Date") are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof. This Proxy Statement and the enclosed proxy card (the "Proxy") will be first mailed to Shareholders on or about April 2, 1999.

MATTERS TO BE CONSIDERED

      The matters to be considered and voted upon at the Meeting will be:

      1. ELECTION OF DIRECTORS. To elect three persons to the Board of Directors of the Company to serve until the annual meeting of shareholders to be held in the year 2001 and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

                        Mark B. Kristof
                        James R. Miller
                        Karen S. Wasserman

      2. AMENDMENT OF EMPLOYEE INCENTIVE PLAN. To approve an amendment of the Employee Incentive Plan increasing from 2,600,000 to 3,600,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto.

      3. RATIFICATION OF 1999 EMPLOYEE INCENTIVE AWARDS. To ratify the grant of 1999 awards to certain executive officers pursuant to the Employee Incentive Plan.

      4. RATIFICATION OF STOCK OPTION GRANTS. To ratify the grant of options to purchase an aggregate of 1,000,000 shares of Common Stock to certain executive officers.

      5. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the year ending December 31, 1999.

      6. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment thereof.

COST OF SOLICITATION OF PROXIES

      This Proxy solicitation is made by the Board of Directors of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Shareholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, or in person to request that Proxies be furnished. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals. The total estimated cost of the solicitation of Proxies is $6,000.

OUTSTANDING SECURITIES AND VOTING RIGHTS; REVOCABILITY OF PROXIES

      The authorized capital of the Company consists of (i) 20,000,000 shares of common stock ("Common Stock"), of which 13,836,955 shares were issued and outstanding on March 15, 1999 and (ii) 2,000,000 shares of Preferred Stock, none of which are issued and outstanding. A majority of the outstanding shares of the Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

      Each Shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the Shareholders.

      The Company's Restated Articles of Incorporation does not authorize cumulative voting. In the election of directors, the candidates receiving the highest number of votes will be elected. Each other proposal described herein requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Accordingly, broker non-votes and abstentions from voting on any matter, other than the election of directors, will have the effect of a vote "AGAINST" such matter.

      Of the shares of Common Stock outstanding on March 15, 1999, 8,970,000 shares of Common Stock (or approximately 64.8% of the issued and outstanding shares of Common Stock) were owned by directors and executive officers of the Company or were subject to agreements entitling directors or executive officers to vote such shares at the Meeting. Such persons have informed the Company that they will vote "FOR" the election of the nominees to the Board of Directors identified herein, "FOR" the amendment of the Employee Incentive Plan, "FOR" the ratification of 1999 employee incentive awards, "FOR" the ratification of stock option grants to certain executive officers and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, all as described herein.

      A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. Telegraphed, cabled or telecopied Proxies are also valid. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting.

      If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock "FOR" the election of the Board of Directors' nominees, "FOR" the ratification of 1999 employee incentive awards and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. If, however, you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may not, pursuant to applicable stock exchange rules, vote such Common Stock with respect to the proposal to ratify the amendment of the Employee Incentive Plan or the proposal to ratify stock option grants to certain executive officers.

      Unless revoked, the shares of Common Stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board of Directors' nominees, "FOR" the amendment of the Employee Incentive Plan, "FOR" the ratification of the 1999 employee incentive awards, "FOR" the ratification of stock option grants to certain executive officers and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

      Recently, the Securities and Exchange Commission ("the "SEC") amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal was not submitted to the Company prior to February 15, 1999, the enclosed Proxy will confer authority on the Proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Meeting. As of the date hereof, no shareholder proposal has been submitted to the Company, and management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors' nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock as of March 15, by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (other than depositories), by each executive officer, director and nominee for director of the Company, and by all directors and executive officers as a group.

                                                                AMOUNT AND NATURE OF
                NAME AND ADDRESS                                     BENEFICIAL           PERCENTAGE
             OF BENEFICIAL OWNER(1)                                 OWNERSHIP(2)           OWNED(3)
             ----------------------                                 ------------           --------
Gerard Guez.................................................       6,233,335(4)(5)(6)          43.0
Todd Kay....................................................       3,050,000(4)(5)(6)          21.5
Limited Direct Associates, L.P..............................       1,000,000(4)                 7.2
Lord, Abbett & Co...........................................         750,115                    5.4
Corazon R. Reyes............................................         132,778(6)                 *
Karen S. Wasserman..........................................          72,778(6)                 *
Mark B. Kristof.............................................          42,222                    *
Eddy Yuen Tak Yu............................................         112,750(6)                 *
Barry S. Aved...............................................           7,000(6)                 *
James R. Miller.............................................           6,000(6)                 *
All directors and executive officers as a group (eight persons)    9,656,863(4)(6)             61.9
--------------

*  Less than 1%.

(1)     The address of the directors and executive officers of the Company is 3151 East Washington
        Boulevard, Los Angeles, California 90023.  The address of Limited Direct Associates, L.P.
        is c/o The Limited, Inc., Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43230.  The
        address of Lord, Abbett & Co. is 767 Fifth Avenue, New York, New York 10153.

(2)     Except as set forth below, the named shareholder has sole voting power and investment power with respect to the shares listed, subject to community property laws where applicable.

(3)     Shares of Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group.

(4)     Includes 666,667 shares sold by Mr. Guez and 333,333 shares sold by Mr. Kay on October 22,
        1998 to Limited Direct Associates LP, an entity 100% owned by The Limited, Inc. ("LDA"), upon the exercise of an option granted by Messrs. Guez and Kay to LDA at the time of the
        Company's initial public offering.  The shares are subject to a lockup provision, which prohibits LDA from selling the shares until October 9, 1999.  Messrs. Guez and Kay will continue to have the right to vote the shares for one year following the exercise of the option, and will also have a right of first refusal to purchase such shares, subject to certain exceptions.

(5)     Gerard Guez and Todd Kay have pledged an aggregate of 1,310,000  shares and 161,667 shares, respectively, to financial institutions to secure the repayment of loans to such shareholders or corporations controlled by such shareholders.

(6)     Excludes 985,080 shares which certain directors and executive officers will have the right to purchase upon the exercise of stock options granted pursuant to the Employee Incentive
        Plan, which options will become exercisable in various installments commencing on July 26,
        1999.

                                         4

                                 PROPOSAL 1
                            ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

      The Restated Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than six nor more than eleven. The Board of Directors has fixed the number of directors at six. The Restated Articles of Incorporation of the Company provides that, commencing with the 1998 annual meeting, the Board of Directors shall be divided into two classes which are elected for staggered two year terms. The term of each class expires at the annual meeting of shareholders in the year 1999 (Class I) and the year 2000 (Class II).

      Only the members of Class I, Mark B. Kristof, James R. Miller and
Karen S. Wasserman, all of whom currently are members of the Board of Directors of the Company, are nominees for election to the Board of Directors at the Meeting, to serve until the annual meeting of shareholders to be held in the year 2001 and until their successors have been elected and qualified. All nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that a nominee should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable.

      None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, except as set forth above, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board of Directors.

      The following table sets forth certain information concerning the directors and executive officers of the Company as of the Record Date.

         NAME                     AGE             POSITION                CLASS
         ----                     ---             --------                -----
       Gerard Guez (1)(3)........ 43   Chairman of the Board, Chief          II
                                       Executive Officer and Director
       Todd Kay (3).............. 42   President and Director                II

       Corazon R. Reyes.......... 55   Executive Vice President and          --
                                       Secretary

       Karen S. Wasserman........ 45   Executive Vice President, General
                                       Merchandising Manager and Director    I

       Mark B. Kristof........... 48   Vice President - Finance, Chief
                                       Financial Officer and Director        I

       Eddy Yuen Tak Yu.......... 44   Executive Vice President -
                                       Sourcing and General Manager -        --
                                       Tarrant Company Limited

       Barry S. Aved(1)(2)(3).... 55   Director                              II

       James R. Miller(1)(2)..... 57   Director                              I

------------------

(1)    Member of the Audit Committee.
(2)    Member of the Compensation Committee.
(3)    Member of the Executive Committee.

      GERARD GUEZ founded the Company in 1988 and has served as its Chairman of the Board and Chief Executive Officer since its inception. Mr. Guez also founded Tarrant Company Limited ("Tarrant HK"), the Company's Hong Kong subsidiary, in 1985, and he has served as its Chairman and Chief Executive Officer since that date. Prior to founding Tarrant HK, Mr. Guez served as the President of Sasson Jeans, L.A., Inc., which was a manufacturer and distributor of denim apparel under the "Sasson" license.

      TODD KAY has served as President and a director of the Company since 1988. Mr. Kay has also served as a director of Tarrant HK since 1986. Prior to joining the Company, Mr. Kay was a sales manager for Sasson Jeans, L.A., Inc. from 1979 to 1980 and served as President of JAG Beverly Hills, Inc., an apparel manufacturer, from 1980 to 1985.

      CORAZON R. REYES has served as Secretary since the Company's inception and as an Executive Vice President since July 1997. From the Company's inception in 1988 until 1994, Ms. Reyes served as Controller and a director of the Company, and from 1994 until July 1997, she served as Chief Operating Officer and as a director. Ms. Reyes has also served as a director of Tarrant HK since 1988. Ms. Reyes served in various accounting and operations positions at Sasson Jeans, L.A., Inc. and other affiliated garment manufacturing companies from 1980 to 1988. Ms. Reyes received a B.S. in Business Administration from the University of the East in the Philippines and was a C.P.A. in that country. She is a member of the American Management Association.

      KAREN S. WASSERMAN joined the Company in 1988, and until 1994, she served as a Vice President of the Company. In 1994, Ms. Wasserman was named Executive Vice President, General Merchandising Manager and a director of the Company. In her current position, she directs and manages the Company's design teams and merchandisers and is responsible for the Company's research of fashion themes and development of product samples. From 1983 to 1988, she was employed by Express, an apparel retailer that is a division of The Limited, Inc., where she served from 1986 to 1988 as a Vice President and Merchandise Manager. In these capacities, she managed the merchandising of shirts, dresses and jackets from initial product development through product delivery and sales. Ms. Wasserman holds a Bachelor of Fine Arts degree from Syracuse University.

      MARK B. KRISTOF has served as the Vice President - Finance, Chief Financial Officer and a director of the Company since 1994. From 1992 until joining the Company, Mr. Kristof served as the Vice President - Finance and Administration and Chief Financial Officer of Meridian Products, Inc., an importer of seafood products. From 1989 to 1992, Mr. Kristof served as Treasurer of L.A. Gear, Inc., a distributor of brand-name footwear and apparel, where he was also named Vice President - Finance in 1991.
Mr. Kristof holds a Masters in Business Administration from Carnegie-Mellon University and has a Bachelor's degree in Mechanical Engineering from General Motors Institute.

      EDDY YUEN TAK YU has served as General Manager and a director of Tarrant HK since 1987. He was named Executive Vice President - Sourcing in 1996.
Mr. Yuen Tak Yu manages the Company's sourcing and manufacturing operations that are based in Hong Kong. Prior to joining the Company in 1987, Mr. Yuen Tak Yu served as the Sales Manager for Famous Horse Garment Factory, Ltd., a manufacturer of woven garments, from 1985 to 1987. Mr. Yuen Tak Yu received a Higher Diploma in Textile Technology from Hong Kong Polytechnic University.

      BARRY S. AVED has served as a director of the Company since December 3, 1996. From 1961 until 1986, Mr. Aved held various sales, purchasing and merchandising positions in apparel and footwear retailers, including The Limited, Inc. From 1986 until 1989, Mr. Aved was the President of Brooks Fashion Stores and from 1989 until 1991, he was the President of Ormond Stores, Inc. From 1991 until 1995, Mr. Aved was the President of Lerner New York, a division of The Limited, Inc.

      JAMES R. MILLER has served as a director of the Company since July 29, 1997. Mr. Miller is currently the President, Worldwide Theatrical Business Operations at Warner Brothers and has held numerous positions at that company for more than the last five years. Before joining Warner Brothers, Mr. Miller was Associate General Counsel at Paramount Pictures and Columbia Pictures.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee, each of which consists of two or more directors who serve at the discretion of the Board of Directors.

      The Audit Committee is chaired by Mr. Aved, and its members are Messrs. Aved, Guez and Miller. The primary purposes of the Audit Committee are (i) to review the scope of the audit and all non-audit services to be performed by the Company's independent certified public accountants and the fees incurred by the Company in connection therewith, (ii) to review the results of such audit, including the independent accountants' opinion and letter of comment to management and management's response thereto, (iii) to review with the Company's independent accountants the Company's internal accounting principles, policies and practices and financial reporting, (iv) to make recommendations regarding the selection of the Company's independent accountants and (v) to review the Company's quarterly and annual financial statements prior to public issuance.

      The Compensation Committee is chaired by Mr. Miller, and its members are Messrs. Aved and Miller. The purposes of the Compensation Committee are
(i) to review and recommend to the Board of Directors the salaries, bonuses and perquisites of the Company's executive officers, (ii) to determine the individuals to whom, and the terms upon which, awards under the Company's profit sharing plan and Employee Incentive Plan will be granted, (iii) to make periodic reports to the Board of Directors as to the status of such plans and
(iv) to review and recommend to the Board of Directors additional compensation plans.

      The Executive Committee is chaired by Mr. Guez, and its members are Messrs. Aved, Guez and Kay. Subject to the limitations contained in the California General Corporation Law, the Executive Committee has been granted all of the authority of the Board of Directors. To date, the Executive Committee has (i) reviewed all transactions between the Company and any of its affiliates or related parties, including its executive officers, directors, the family members of those individuals and any of their affiliates, and
(ii) reviewed the implementation of the Company's vertical integration strategy, geographic diversification of sourcing and acquisition strategy.

      The Board of Directors met six times during fiscal 1998, and the Audit Committee, the Executive Committee and the Compensation Committee of the Board of Directors met four, one and two times, respectively, during fiscal 1998. All of the nominees who were directors of the Company during fiscal 1998 attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which they served during fiscal 1998.

PROCEDURES FOR SHAREHOLDER NOMINATIONS

      The Board of Directors does not have a standing nominating committee. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Bylaws. Nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote in the election of directors. However, a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Secretary of the Company not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with such procedures. The Chairman of any meeting of shareholders shall direct that any nomination not made in accordance with these procedures be disregarded.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16

      Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 1998, except for the filing of certain reports by Messrs. Aved, Hecht, Yuen and Kristof and Ms. Reyes and Wasserman with respect to the exercise of certain options granted under the Employee Incentive Plan or the sale of shares of Common Stock issued upon exercise of such options. The Company has implemented a program to ensure timely compliance in the future.

DIRECTOR COMPENSATION

      The Company pays to each director who is not employed by the Company $4,000 per month for attending meetings of the Board of Directors and committees of the Board of Directors, and reimburses such person for all expenses incurred by him in his capacity as a director of the Company. In addition, the Chairman of each committee receives $2,000 per year for such service. The Board of Directors may modify such compensation in the future. In addition, each director not employed by the Company, upon joining the Board of Directors, will receive an option to purchase 20,000 shares of the Common Stock of the Company and, thereafter, an option to purchase 4,000 shares of Common Stock on the date of each annual meeting at which such person is reelected to serve as a director. Such options will have an exercise price equal to the fair market value of such shares on the date of grant, become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, and expire on the tenth anniversary of the date of grant.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid by the Company to its executive officers (collectively, the "Named Executives") for the year ended December 31, 1998.

                             SUMMARY COMPENSATION TABLE
                                                                                                    LONG-TERM COMPENSATION
                                                                                    ------------------------------------------------
                                                ANNUAL COMPENSATION                          AWARDS                PAYOUTS
                                          ----------------------------------------- ----------------------  ------------------------
                                                                          OTHER                 SECURITIES                 ALL
                                                                         ANNUAL     RESTRICTED  UNDERLYING                OTHER
                                                                         COMPEN-      STOCK      OPTIONS/     LTIP        COMPEN-
NAME AND PRINCIPAL POSITION                 YEAR   SALARY($)  BONUS($)  SATION($)(1) AWARDS($)    SARS(#)   PAYOUTS($)  SATION($)(4)
---------------------------------------    ------  ---------  --------  ------------ ---------- ----------  ----------  ------------
Gerard Guez,
Chairman of the Board and Chief
Executive Officer                           1998     950,000   1,000,000         --         --   666,668(2)        --        50,000
                                            1997     700,000     200,000         --         --      --             --        50,000
                                            1996     656,443     450,000         --         --   100,000(3)        --        50,000
Todd Kay,
President                                   1998     950,000   1,000,000         --         --   333,332(2)        --        50,000
                                            1997     700,000     200,000         --         --      --             --        50,000
                                            1996     656,443     450,000         --         --   100,000(3)        --        50,000
Corazon R. Reyes,
Executive Vice President
and Secretary                               1998     180,000        --           --         --      --             --        10,000
                                            1997     180,000      16,200         --         --      --             --         9,500
                                            1996     179,039      29,000         --         --    50,000(3)        --         7,500
Karen S. Wasserman,
Executive Vice President and General
Merchandising Manager                       1998     400,000     100,000         --         --      --             --         7,500
                                            1996     339,808      60,000         --         --      --             --         7,500
Marshall Gobuty (5)
Vice President-Men's                        1998     317,308        --           --         --      --             --          --

Mark B. Kristof,
Vice President-Finance and Chief
 Financial Officer                          1998     165,125      20,000         --         --      --             --        10,000
                                            1997     163,261      16,000         --         --      --             --         9,500
                                            1996     152,726      29,600         --         --      --             --         7,500
Eddy Yuen Tak Yu,
Executive Vice President - Sourcing
and General Manager - Tarrant
Company Limited                             1998     177,738     129,032         --         --      --             --         8,578
                                            1997     180,001      97,419         --         --      --             --         8,308
                                            1996     148,388     129,032         --         --    60,000(3)        --         6,849
---------

(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances.  The aggregate amount of such personal benefits does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the Named Executives.

(2) See "ELECTION OF DIRECTORS--Employment Agreements" and "RATIFICATION OF EXECUTIVE OPTION GRANTS".

(3) Consists of shares issuable pursuant to options granted under the Employee Incentive Plan.

(4) Represents the Company's contribution to defined contribution plans or, in the case of Messrs. Guez and Kay, contributions by the Company to a deferred compensation plan.

(5) Resigned as of February 23, 1999.

                                         11

EMPLOYMENT AGREEMENTS

      Pursuant to an employment contract dated as of January 1, 1998 (the "Guez Agreement"), Gerard Guez has been employed as the Chairman of the Board and Chief Executive Officer of the Company. The Guez Agreement provides that Mr. Guez receive an annual salary of $1,000,000 and, subject to specified performance targets, an annual bonus of up to $2,000,000 and an option to purchase up to 666,668 shares of Common Stock. The Guez Agreement expires on December 31, 2002.

      Pursuant to an employment contract dated as of January 1, 1998 (the "Kay Agreement"), Todd Kay has been employed as the President of the Company. The Kay Agreement provides that Mr. Kay receive an annual salary of $1,000,000 and, subject to specified performance targets, an annual bonus of up to $2,000,000 and an option to purchase up to 333,332 shares of Common Stock. The Kay Agreement expires on December 31, 2002.

      Pursuant to an employment contract dated as of November 18, 1994, as amended (the "Kristof Agreement"), Mark B. Kristof has been employed as the Chief Financial Officer of the Company. The Kristof Agreement provides that Mr. Kristof will receive the following compensation: (i) an annual base salary of $160,000, subject to increase at the Company's sole discretion; (ii) options to purchase 111,110 shares of Common Stock pursuant to the Employee Incentive Plan with an exercise price of $4.50 per share (the "Kristof Options"); and (iii) such other benefits as may be accorded to the Company's other executive employees. Unless earlier terminated, the Kristof Agreement will continue in effect for seven years. Under certain circumstances, including a change in control or termination of the Kristof Agreement by the Company without cause prior to the expiration thereof, Mr. Kristof will be entitled to receive from the Company an amount equal to his annual base salary and continuation of his benefits for a period of twelve months following the termination date and any unvested stock options held by Mr. Kristof which were scheduled to vest in the twelve-month period subsequent to the date of termination will vest immediately.

INCENTIVE COMPENSATION AWARDS

      Pursuant to their employment agreements, Messrs. Guez and Kay each could receive a 1999 bonus under the Employee Incentive Plan of $2,000,000 in the event the Company reports a specified amount of pre-tax income and each such individual satisfies certain performance-based criteria. See "ELECTION OF DIRECTORS -- Employment Agreements" and "-- Employee Incentive Plan."

STOCK OPTION GRANTS

      The following table sets forth certain information concerning the grant of stock options during fiscal 1998 to the Named Executives.

                        OPTION/SAR GRANTS IN FISCAL YEAR 1998


                                                     Individual Grants
                           -------------------------------------------------------------------------
                                                   Percent of                                           Potential Realizable Value
                                                     Total                                               at Assumed Annual Rates
                                                    Options/                                                       of
                                Number of             SARs                                              Stock Price Appreciation
                                Securities          Granted                                                for Option Term (1)
                                Underlying             to             Exercise                         -----------------------------
                               Options/SARs        Employees           or Base         Expiration
          Name                   Granted           in FY 1998           Price             Date             5%              10%
-------------------------  -------------------- ----------------   ---------------  ----------------  -------------  ---------------
Gerard Guez                             666,668            41.9%            $13.50      10/13/08      $   5,660,063  $   14,343,711
Todd Kay                                333,332            20.9%            $13.50      10/13/08      $   2,830,015  $    7,171,812

----------------

(1) The Potential Realizable Value is the product of (a) the difference between (i) the product of the closing sale price per share at the date of grant and the sum of (A) 1 plus (B) the assumed rate of appreciation of the Common Stock compounded annually over the term of the option and (ii) the per share exercise price of the option and (b) the number of shares of Common Stock underlying the option at December 31, 1998.  These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock.  There can be no assurance that the rate of appreciate presented in this table can be achieved.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information with respect to the Named Executives concerning the exercise of options during fiscal 1998 and unexercised options held by the Named Executives as of December 31, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                         Value of Unexercised
                                                                Number of Unexercised                    In-the-Money Options
                                                                 Options at 12/31/98                        at 12/31/98 (1)
                                                        -------------------------------------   ------------------------------------
                             Shares
                            Acquired          Value
        Name              On Exercise       Realized      Exercisable        Unexercisable        Exercisable         Unexercisable
---------------------   ----------------   -----------  ----------------  -------------------   ---------------    -----------------
Gerard Guez                    --              --           233,336             533,332           $6,575,079           $14,229,956
Todd Kay                       --              --           150,000             283,332           $4,387,509           $ 7,662,456
Corazon R. Reyes             75,000         $868,292         82,778              42,222           $2,850,425           $ 1,443,326
Karen S. Wasserman...        25,000         $299,496         52,778              22,222           $1,860,425           $   783,326
Mark B. Kristof              61,112         $584,655           --                22,222                --              $   783,326
Eddy Yuen Tak Yu             11,000         $216,722        112,750              48,750           $3,906,938           $ 1,650,938
-------------

(1)  The value of unexercised "in-the-money" options is the difference between the closing sale price of the Common Stock on December 31, 1998 ($39.75 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYEE INCENTIVE PLAN

      For a description of the Employee Incentive Plan, see "AMENDMENT OF EMPLOYEE INCENTIVE PLAN."

EMPLOYEE BENEFIT PLANS

      In 1994, the Company adopted a Profit Sharing 401(k) Plan (the "Profit Sharing Plan") which is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. To be eligible, an employee must have been employed by the Company for at least one year. The Profit Sharing Plan permits employees who have completed one year of service to defer from 1% to 15% of their annual compensation into the Profit Sharing Plan. Additional annual contributions may be made at the discretion of the Company, and a 50% (100% effective July 1, 1995) matching contribution may be made by the Company up to a maximum of 6% (5% effective July 1, 1995) of a participating employee's annual compensation. Contributions made by the Company vest according to a schedule set forth in the Profit Sharing Plan.

      In 1992, Tarrant HK adopted a National Mutual Central Provident Fund (the "Provident Fund") which has been approved under Section 87A of the Inland Revenue Ordinance by the Inland Revenue Department of Hong Kong. To be eligible, an employee must have been employed by Tarrant HK for at least one year. The Provident Fund permits employees who have completed one year of service to defer 5% of their annual compensation into the Provident Fund. Annual matching contributions are made by Tarrant HK. Contributions made by Tarrant HK vest according to a schedule set forth in the Provident Fund.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee is or has been an officer or employee of the Company or its subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1993 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act").

                       REPORT OF THE COMPENSATION COMMITTEE

      Since its inception, the Company has maintained the philosophy that executive compensation should be competitive with that provided by other companies in the women's apparel industry to assist the Company in attracting and retaining qualified executives critical to the Company's long-term success.

      Effective as of January 1, 1998, the Committee approved, and the Company entered into, employment agreements with Gerard Guez, the Chairman of the Board and Chief Executive Officer of the Company, and Todd Kay, the President of the Company, in order to be assured of their continued services and their experience, knowledge and abilities which have been largely responsible for the Company's success to date. In determining the salaries and the perquisites provided in such arrangements, this Committee considered, among other things,
(i) the net sales and net income history of the Company, (ii) the estimated near and intermediate term results of operations of the Company, (iii) the position of the Company in its industry, (iv) the expertise of these individuals, (v) the current sales, net income, growth and capital structure of the Company and comparable companies, (vi) salaries and perquisites of executives of comparable companies, (vii) the terms of such employment agreements, including, but not limited to, the performance requirements for payment of bonuses and vesting of options, and (viii) the role of such individuals in developing and implementing the Company's vertical integration strategy, geographical diversification of sourcing and acquisition strategy and increasing the Company's net sales and net income in a difficult retail environment.

      The Committee believes that compensation arrangements based upon the performance of the Company's Common Stock or the operating results of the Company provide valuable incentives for executive officers to further enhance the Company's results of operations and, indirectly, the price of the Company's Common Stock. In support of these objectives, their employment agreements provide that Messrs. Guez and Kay (i) be granted options to purchase 666,668 shares and 333,332 shares, respectively, of the Company's Common Stock at $13.50 per share, the closing sales price of the Common Stock on the date of grant, and

(ii) each be eligible to receive a 1999 bonus pursuant to the Employee Incentive Plan of up to $2,000,000. Such options will become exercisable, and such bonuses will be payable, only if the Company reports a specified amount of pretax income.

      Payment of discretionary bonuses in fiscal 1998 was based upon the satisfaction of individual performance objectives for each executive officer and performance objectives for the Company as a whole, as well as a subjective assessment of the individual's actual and potential contribution to the Company.

      Executive officers are permitted to participate in the benefit plans provided to employees generally, and certain executive officers are provided long-term disability insurance, reimbursement of tax and accounting fees and automobile allowances. The incremental cost to the Company of these benefits provided to the Named Executives was not material in fiscal 1998.



Dated:  March 2, 1999                          THE COMPENSATION COMMITTEE

                                               James R. Miller, Chairman
                                               Barry S. Aved

PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of companies with the standard industrial classification (SIC) code 5137 over the period from July 25, 1995 through February 28, 1998. The component entities of SIC Code 5137 were generated by Media General Financial Service, Inc. All the entities in SIC Code 5137 were incorporated into the peer group. The graph assumes an initial investment of $100 on July 25, 1995 and the reinvestment of dividends through March 1, 1999. The graph is not necessarily indicative of future price performance.

      The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
          AMONG TARRANT APPAREL GROUP, INDUSTRY INDEX AND BROAD MARKET

                             TARRANT
Measurement Period           APPAREL        INDUSTRY     BROAD
(Fiscal Year Covered)        GROUP          INDEX        MARKET
- ---------------------      -------        --------     ------

Measurement Pt- 7/25/95      $100.00        $100.00      $100.00
FYE  12/31/95                $ 80.86        $ 87.01      $102.74
FYE  12/31/96                $141.67        $ 96.36      $127.67
FYE  12/31/97                $173.62        $ 87.06      $156.17
FYE  12/31/98                $883.00        $123.00      $226.00
FYE  02/28/99                $858.00        $141.00      $237.00


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1998, the Company advanced an aggregate of $2.0 million to Azteca Production International, Inc., a corporation controlled by two brothers of Mr. Guez, with interest. This advance was repaid within 90 days.

      In 1998, the Company advanced to Messrs. Guez, Kay and Kristof an aggregate of $2,987,000, $1,063,000 and $190,000, respectively, and to Ms. Reyes and Wasserman an aggregate of $225,000 and $90,000, respectively. Such advances to Messrs. Guez and Kay bear interest at 7% per annum, and those to Mr. Kristof and Ms. Reyes and Wasserman bear interest at 5.4% per annum.

      The Company leases its principal offices located in Los Angeles, California and office space in Hong Kong from corporations owned by Messrs. Guez and Kay. The Company believes the rents on these properties are comparable to prevailing market rents.

      In 1998, a California limited liability company owned by Messrs. Guez and Kay purchased 2,390,000 shares of the Common Stock of Tag-It Pacific, Inc. ("Tag-It") (or approximately 37% of such Common Stock then outstanding). Tag-It is a provider of brand identity programs to manufacturers and retailers of apparel and accessories. On December 1, 1998, Tag-It assumed the responsibility for managing and sourcing all trim and packaging used in connection with products manufactured by or on behalf of the Company in Mexico. The Company transferred $3.0 million of trim inventory to Tag-It in December 1998. This arrangement is terminable by either the Company or Tag-It at any time. The Company believes that the terms of this arrangement, which is subject to the acceptance of the Company's customers, are no less favorable to the Company than could be obtained from unaffiliated third parties.

      On April 1, 1999, the Company purchased a denim mill located in Puebla, Mexico from a corporation controlled by Kamel Nacif. The purchase price included 2,000,000 shares of the Company's Common Stock or approximately 12.6% of the Common Stock issued and outstanding immediately after such transaction. The Company also has contracted to purchase a turn-key facility being constructed in Puebla, Mexico by a corporation controlled by Mr. Nacif, which facility will include a twill mill. The purchase price of this facility will be the capitalizable cost of construction and equipment installed by the seller (exclusive of any operating expenses), plus $25 million, payable on the third anniversary of the purchase. It is anticipated that the Company will take possession of this facility by the year 2000.

      The Company has adopted a policy that future transactions between the Company and any of its affiliates or related parties, including its executive officers, directors, the family members of those individuals and any of their affiliates, must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

LIMITATION ON LIABILITY AND INDEMNIFICATION

      The Restated Articles of Incorporation of the Company limit the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duties to the Company and its shareholders, except to the extent otherwise required by the California General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

      The Company's Restated Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Such provisions may require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.

                                 PROPOSAL 2
                              AMENDMENT OF THE
                           EMPLOYEE INCENTIVE PLAN

GENERAL

      In May 1995, the Company and its shareholders adopted the 1995 Stock Option Plan. In May 1997, the shareholders approved an amendment and restatement of that plan, and it was renamed the Tarrant Apparel Group Employee Incentive Plan (the "Employee Incentive Plan"). The Employee Incentive Plan currently provides for the issuance of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, stock appreciation rights, restricted stock and other performance-based benefits. The purpose of the Employee Incentive Plan is to enable the Company to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits.

      The Shareholders will be asked at the Meeting to consider and act upon a proposal to approve an amendment of the Employee Incentive Plan increasing from 2,600,000 to 3,600,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto. The proposal to amend the Employee Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

OPTION EXERCISES AND HOLDINGS

      As of March 15, 1999, there were 2,149,162 shares of the Company's Common Stock subject to outstanding options, 447,838 shares (subject to adjustment to prevent dilution) available for awards and eight directors and executive officers and approximately 860 employees and consultants eligible to participate in the Employee Incentive Plan. For information concerning the grant of stock options during fiscal 1998 to the Named Executives, the exercise of stock options during fiscal 1998 by the Named Executives and unexercised stock options held by the Named Executives as of December 31, 1998, see "ELECTION OF DIRECTORS -- Stock Option Grants" and "ELECTION OF DIRECTORS -- Option Exercises and Holdings."

DESCRIPTION OF THE PLAN

      ADMINISTRATION. The Employee Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to construe and interpret the Employee Incentive Plan and, subject to provisions of the Employee Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms and conditions of such award. The Committee shall be composed solely of individuals who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code.

      ELIGIBILITY. Incentive stock options may be granted under the Employee Incentive Plan only to employees (including directors if they are also employees) of the Company and its subsidiaries. Employees, directors and independent contractors are eligible to receive nonstatutory (non-qualified) stock options, stock appreciation rights, restricted awards, performance awards and other awards under the Employee Incentive Plan.

      No incentive stock option may be granted under the Employee Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any subsidiary of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of enactment of Section 162(m) of the Code, and to provide the Compensation Committee flexibility in structuring awards, the Employee Incentive Plan states that in the case of stock options and stock appreciation rights, no person may receive in any year a stock option to purchase more than 100,000 shares or a stock appreciation right measured by more than 100,000 shares.

      If awards granted under the Employee Incentive Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the Employee Incentive Plan.

     TERMS OF AWARDS. The following is a description of the types of grants and awards and the permissible terms under the Employee Incentive Plan. Individual awards may be more restrictive as to any or all of the permissible terms described below.

      Stock options may be granted as "incentive stock options" within the meaning of Section 422 of the Code or nonstatutory (non-qualified) stock options.

      Stock appreciation rights ("SARs") may be granted specifying a period of time for which increases in share price shall be measured, with the grantee eligible to receive stock or cash at the end of the period based upon increases in the share price.

      Restricted awards may be granted specifying a period of time (the "Restriction Period") applicable to the award, which shall be not less than three (3) years, but may be more than that and may vary at the discretion of the Committee. Common Stock awarded pursuant to a restricted stock award shall entitle the holder to enjoy all the shareholder rights during the restriction period except that certain limitations with respect to dividend distributions and disposition of the stock shall apply.

      Performance awards may be granted specifying a number of performance shares to be credited to an account on behalf of the recipient, each share of which is deemed to be the equivalent of one share of Common Stock of the Company. These awards shall be subject to both time and Company performance objectives that are specified at the time of the award at the discretion of the Committee. The value of a performance share in a holder's account at the time of award or the time of payment shall be the fair market value at any time of a share of the Common Stock of the Company.

      Other awards may be granted under the Employee Incentive Plan that are not in the categories discussed above because the Employee Incentive Plan provides the Compensation Committee flexibility in designing compensation programs.

      EXERCISE PRICE; PAYMENT. The exercise of stock options under the Employee Incentive Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases as described above may not be less than 110% of fair market value. Similarly, SARs are based upon the fair market value of a share of Common Stock on the date of the grant compared with the fair market value of a share at the end of the measuring period. The sole basis for compensation under these awards is an increase in the stock's fair market value.

      Restricted stock awards are payable in stock upon satisfaction of the restrictions imposed with respect to the award. The Compensation Committee has the discretion to pay other awards in cash, in shares of Common Stock, or a combination of both.

      PERFORMANCE GOALS. The Employee Incentive Plan is structured so that the Compensation Committee may make awards that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, as that section was enacted in 1993. However, the Employee Incentive Plan is flexible so that the Compensation Committee also has the discretion to make awards that are not described in that section. Section 162(m) provides a limit of $1,000,000 on deductions for compensation paid to certain corporate executives on a year-by-year basis. However, "performance-based compensation" is excluded from that limitation. Whether any particular award under the Employee Incentive Plan will qualify as "performance-based compensation" will depend upon the terms of the award and compliance with certain other procedural requirements under
Section 162(m). The Compensation Committee will take into account the overall tax and business objectives of the Company in structuring awards under the Employee Incentive Plan.

      TERM. The maximum term of the Employee Incentive Plan is ten years, except that the Board of Directors may terminate the Employee Incentive Plan earlier. The term of each individual award will depend upon the written agreement between the Company and the grantee setting forth the terms of the awards. In certain circumstances, an award may remain outstanding for a period that extends beyond the term of the Employee Incentive Plan or the period of the grantee's employment.

      ADJUSTMENTS. If there is any change in the stock subject to the Employee Incentive Plan or subject to any award made under the Employee Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the Employee Incentive Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Employee Incentive Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Compensation Committee to be fair and equitable to the holders, the Company and the shareholders. In addition, the Compensation Committee may also make adjustments in the number of shares covered by, and the price or other value of any outstanding awards under the Employee Incentive Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

      AMENDMENT. The Board of Directors may amend the Employee Incentive Plan at any time and from time to time without shareholder approval, except that an amendment may not, without shareholder approval: (i) increase the number of shares authorized for issuance under the Employee Incentive Plan except as a result of an adjustment; (ii) materially modify the requirements as to eligibility for participation in the Employee Incentive Plan; or (iii) materially increase the benefits accruing to participants under the Employee Incentive Plan.

      RESTRICTIONS ON TRANSFER. Under the Employee Incentive Plan, no award shall be transferable by a holder other than by laws of descent and distribution. Option rights shall be exercisable during the holder's lifetime only by the holder or by his guardian or legal representative.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE EMPLOYEE INCENTIVE PLAN.


                                 PROPOSAL 3
               RATIFICATION OF 1999 EMPLOYEE INCENTIVE AWARDS

      Effective as of January 1, 1998, the Compensation Committee approved, and the Company entered into, employment agreements with Messrs. Guez and Kay under which they each could receive a 1999 bonus pursuant to the Employee Incentive Plan of up to $2,000,000 in the event the Company reports a specified amount of pretax income. For a description of such employment agreements and the Employee Incentive Plan, see "ELECTION OF DIRECTORS - Employment Agreements" and "AMENDMENT OF THE EMPLOYEE INCENTIVE PLAN."

      The Shareholders will be asked at the Meeting to consider and act upon a proposal to ratify the grant of such 1999 bonuses. The proposal to ratify the grant of 1999 bonuses requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF 1999 EMPLOYEE INCENTIVE AWARDS.


                                 PROPOSAL 4
                   RATIFICATION OF EXECUTIVE OPTION GRANTS

      Effective as of January 1, 1998, the Compensation Committee approved, and the Company entered into, employment agreements with Messrs. Guez and Kay under which they were granted options to purchase 666,668 and 333,332 shares, respectively, of Common Stock at $13.50 per share, the closing sales price of the Common Stock on the day of such grant. These options expire on October 13, 2008 and are first exercisable in four equal annual installments on December 31, 1998, 1999, 2000 and 2001, subject to certain performance criteria. See "ELECTION OF DIRECTORS -- Stock Option Grants" and "-- Employment Agreements."

      The Shareholders will be asked at the Meeting to consider and act upon a proposal to ratify the grant of such options. The proposal to ratify the grant of such options requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF EXECUTIVE OPTION GRANTS.

                                 PROPOSAL 5
                     RATIFICATION OF THE APPOINTMENT OF
                  INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors has appointed Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1999. Ernst & Young LLP was retained effective December 29, 1995 for the examination of the consolidated financial statements of the Company for the fiscal year ended December 31, 1995. All professional services rendered by Ernst & Young LLP during fiscal 1998 were furnished at customary rates and terms. Representatives of Ernst & Young LLP will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

      Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY.


                          PROPOSALS OF SHAREHOLDERS

      Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for the Company's 2000 annual meeting of shareholders must be submitted by a shareholder prior to December 3, 1999, in a form that complies with applicable regulations. Recently, the SEC amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal is not submitted to the Company prior to February 15, 2000, the proxies solicited by the Board of Directors for the 2000 annual meeting of shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2000 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.


                                ANNUAL REPORT

      The Company's Annual Report of the fiscal year ended December 31, 1998 accompanies or has preceded this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Ernst & Young LLP, the Company's independent auditors.

      SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE EXCHANGE ACT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, BY WRITING TO THE COMPANY AT 3151 EAST WASHINGTON BOULEVARD, LOS ANGELES, CALIFORNIA 90023, ATTENTION: MARK B. KRISTOF.

                               OTHER BUSINESS

      Management knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

                                   By Order of the Board of Directors,

                                   TARRANT APPAREL GROUP

                                   Gerard Guez,
                                   Chairman of the Board and
                                   Chief Executive Officer
Dated:  April 2, 1999
Los Angeles, California

FRONT                                                                 APPENDIX A
                                                                      ----------

REVOCABLE PROXY                                                 REVOCABLE PROXY

                              TARRANT APPAREL GROUP
                  Annual Meeting of Shareholders - May 3, 1999
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of Tarrant Apparel Group (the "Company") hereby nominates, constitutes and appoints Gerard Guez and Mark B. Kristof, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 3151 East Washington Boulevard, Los Angeles, California 90023, on Monday, May 3, 1999 at 10:00 a.m., and any adjournment thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat, as follows:

1.   ELECTION OF DIRECTORS.
     FOR all nominees listed below                WITHHOLD AUTHORITY
     (except as marked to the                     to vote for all nominees
      contrary below) [ ]                         listed below [ ]

           Mark B. Kristof      James R. Miller      Karen S. Wasserman

     (Instructions: To withhold authority to vote for any one or more nominees whose name appears above, write that nominee's or nominees' name(s) in the space provided below)
     --------------------------------------------------------------------------
2. AMENDMENT OF EMPLOYEE INCENTIVE PLAN. To approve an amendment of the Employee Incentive Plan increasing from 2,600,000 to 3,600,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto.

                    FOR [ ]          AGAINST [ ]       ABSTAIN [ ]

3. RATIFICATION OF 1999 EMPLOYEE INCENTIVE AWARDS. To ratify the grant of 1999 awards to certain executive officers pursuant to the Employee Incentive Plan.

                    FOR [ ]          AGAINST [ ]       ABSTAIN [ ]

4. RATIFICATION OF STOCK OPTION GRANTS. To ratify the grant of options to purchase an aggregate of 1,000,000 shares of Common Stock to certain executive officers.

                    FOR [ ]          AGAINST [ ]       ABSTAIN [ ]

5. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999.

                    FOR [ ]          AGAINST [ ]       ABSTAIN [ ]

6. OTHER BUSINESS. In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Meeting and any adjournment or adjournments thereof.

                    FOR [ ]          AGAINST [ ]       ABSTAIN [ ]

                      PLEASE SIGN AND DATE ON REVERSE SIDE

REVERSE

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, "FOR" THE AMENDMENT OF THE EMPLOYEE INCENTIVE PLAN, "FOR" THE RATIFICATION OF 1999 EMPLOYEE INCENTIVE AWARDS, "FOR" THE RATIFICATION OF STOCK OPTION GRANTS TO CERTAIN EXECUTIVE OFFICERS AND "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

     The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.


Date: __________________                ________________________________________
                                                   (Number of Shares)

                                        ----------------------------------------
                                             (Name of Shareholder, Printed)

                                        ----------------------------------------
                                               (Signature of Shareholder)

                                        ----------------------------------------
                                             (Name of Shareholder, Printed)

                                        ----------------------------------------
                                               (Signature of Shareholder)

                                         (Please date this Proxy and sign your
                                         name as it appears on your stock
                                         certificate(s). Executors,
                                         administrators, trustees, etc. should
                                         give their full titles.  All joint
                                         owners should sign.)
                                         I (We) do [ ] do not [ ] expect to
                                         attend the Meeting.


This Proxy will be voted "FOR" the election of all nominees whose names appear above unless authority to do so is withheld. Unless "AGAINST" or "ABSTAIN" is indicated on the reverse hereof, this Proxy will be voted, "FOR" the amendment of the Employee Incentive Plan, "FOR" the ratification of 1999 employee incentive awards, "FOR" the ratification of stock option grants to certain executive officers and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                                                      APPENDIX B
                                                                      ----------
                            TARRANT APPAREL GROUP
                           EMPLOYEE INCENTIVE PLAN



            Tarrant Apparel Group, a California corporation (the "Company"), by action of both its Compensation Committee and its Board as a whole, hereby adopts the Tarrant Apparel Group Employee Incentive Plan (the "Plan") with the following provisions:

            1. Purpose. The purpose of the Plan is to promote and advance the interests of the Company and its shareholders by enabling the Company and its Subsidiaries to attract, retain and reward managerial and other key employees, and to strengthen the mutuality of interests between such employees and the Company's shareholders. The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

            2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

                  (a) "Award" or "Awards" means an award or grant made to a Participant under Sections 6 through 9, inclusive, of the Plan.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Code" means the Internal Revenue Code of 1986, as in effect from time to time or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.

                  (d) "Committee" means the Compensation Committee of the Board that is provided for in Section 3 of the Plan.

                  (e) "Common Stock" means the Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

                  (f) "Company" means Tarrant Apparel Group, a California corporation, or a Subsidiary or successor corporation, or any holding company for Tarrant Apparel Group which is a parent of the Company within the meaning of Code Section 424(e).

                  (g) "Date of Grant" means the date the Committee (or the Board, as the case may be) takes formal action designating that a Participant shall receive an Award, notwithstanding the date the Participant accepts the Award, the date the Company and the Participant enter into a written agreement with respect to the Award, or any other date.

                  (h) "Effective Date" means the date the Plan is approved by the holders of a majority of the shares of Common Stock represented and voting and entitled to vote at a meeting of the shareholders of the Company or by written consent of a majority of the outstanding shares of Common Stock, provided such approval of the shareholders of the Company occurs within twelve
(12) months before or after the Committee and the Board both adopt the Plan. Awards may be granted prior to the Effective Date, but payment under such Awards is contingent upon shareholder approval as provided above in this definition. In the event the Company does not obtain shareholder approval of the Plan, any Awards granted pursuant to the Plan shall be rescinded automatically.

                  (i) "'34 Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

                  (j) "Fair Market Value" means on any given date, the closing price for the Common Stock on such date, or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded, determined in accordance with the following rules.

                      (i) If the Common Stock is admitted to trading or listing on a national securities exchange registered under the '34 Act, the closing price for any day shall be the last reported sale price regular way, or in the case no such reported sale takes place on such date, the average of the last reported bid and ask prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or

                     (ii) If not listed or admitted to trading on any national securities exchange, the last sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System ("NMS") or, in case no such reported sale takes place, the average of the closing bid and ask prices on such date, or

                    (iii) If not quoted on the NMS, the average of the closing bid and ask prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system, or

                     (iv) If the Common Stock is not listed on NASDAQ or any comparable system, the closing bid and ask prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Company for that purpose.

                  (k) "Participant" means a salaried senior executive of the Company or a Subsidiary who is granted an Award under the Plan.

                  (l) "Performance Award" means an Award granted pursuant to the provisions of Section 9 of the Plan, the vesting of which is contingent on the attainment of specified performance criteria.

                  (m) "Performance Share Grant" means an Award of units representing shares of Common Stock granted pursuant to the provisions of
Section 8 of the Plan.

                  (n) "Performance Unit Grant" means an Award of monetary units granted pursuant to the provisions of Section 8 of the Plan.

                  (o) "Plan" means this Tarrant Apparel Group Employee Incentive Plan, as set forth herein and as it may be hereafter amended and from time to time in effect.

                  (p) "Restricted Award" means an Award granted pursuant to the provisions of Section 7 of the Plan.

                  (q) "Restricted Stock Grant" means an Award of shares of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

                  (r) "Restricted Unit Grant" means an Award of units representing shares of Common Stock granted pursuant to the provisions of
Section 7 of the Plan.

                  (s) "Stock Appreciation Right" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

                  (t) "Subsidiary" means any corporation or entity which is a subsidiary of the Company within the meaning of Section 424(f) of the Code (or successor sections).

                  (u) "Ten Percent Shareholder" means a person who owns (after taking into account the constructive ownership rules of Section 424(d) of the Code or successor sections) more than ten percent (10%) of the stock of the Company.

            3.    Administration.

                  (a) The Plan is being established and shall be administered by the Compensation Committee to be appointed from time to time by the Board. The Committee shall be comprised solely of not less than two persons who are all "outside directors" within the meaning of Section 162(m)(4)(C) of the Code and not less than the minimum number (if any) of members of the Board required by Rule 16b-3 of the '34 Act (or any successor rule). All Committee members must also be "disinterested persons" for securities law purposes. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. No person who is not an "outside director" within the meaning of Section 162(m)(4)(C) of the Code and a "disinterested person" may serve on the Committee. Appointment to the Committee of any person who is not an "outside director" and a "disinterested person" shall automatically be null and void, and any person on the Committee who ceases to be an "outside director" for purposes of Section 162(m)(4)(C) of the Code and a "disinterested person" shall automatically and without further action cease to be a member of the Committee.

                  (b) A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held. Two Committee members have signed the original Plan document below signifying that the Committee, as well as the Board as a whole, has adopted and established this Plan.

                  (c) The Committee is authorized to construe and interpret the Plan, to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person claiming under or through any Participant. Although the Committee is anticipated to make certain Awards that constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the Committee is also expressly authorized to make Awards that do not constitute "performance-based compensation" within the meaning of that provision. By way of example, and not by way of limitation, the Committee, in its sole and absolute discretion, may issue an Award that is not based on a performance goal, as set forth in (g) below, but is based solely on continued service to the Company.

                  (d) The Committee may employ or retain persons other than members of the Committee to assist the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation of and the granting of Awards to persons subject to
Section 16 of the '34 Act or with regard to any of the duties of the Committee under Section 162(m) of the Code necessary for awards under this Plan to qualify as "performance-based compensation" for purposes of Section 162(m)(4)(C) of the Code.

                  (e) The Committee is expressly authorized to make such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in the income tax, accounting, or securities law treatment of Participants and the Plan.

                  (f) The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

                  (g) The Committee, in the case of each Award, shall establish in writing at the time of making the Award the business criterion or criteria (if any) that must be satisfied for payment pursuant to the Award and the amount payable upon satisfaction of those standards. Those standards are also referred to herein as performance goals. Such criterion or criteria (if any) shall be established prior to the Participant rendering the services to which they relate and while the outcome is substantially uncertain or at such other time permitted under Treasury Regulations Section 1.162-27(e)(2). In carrying out these duties, the Committee shall use objective written standards for establishing both the performance goal and the amount of compensation such that a third party with knowledge of the relevant facts would be able to determine whether and to what extent the goal has been satisfied and the amount of compensation payable. The Committee shall provide a copy of the document setting forth such standards to the affected Participant and shall retain such written material in its permanent books and records.

                  (h) The Committee may not increase an Award once granted, although it may grant additional Awards to the same Participant.

                  (i) The Committee shall keep the Board informed as to its actions and make available to the Board its books and records. Although the Compensation Committee has the authority to establish and administer the Plan, the Board reserves the right at any time to abolish the Committee and administer the Plan itself.

                  (j) In the case of remuneration that is intended to qualify as performance-based compensation for purposes of Code Section 162(m)(4)(C), the Committee and the Board shall disclose to the shareholders of the Company the material terms under which such remuneration is to be paid under the Plan, and shall seek approval of the shareholders by a majority vote in a separate shareholder vote before payment of such remuneration. For these purposes, the material terms include the individuals (or class of individuals) eligible to receive such compensation, a description of the business criterion or criteria on which the performance goal is based, either the maximum amount of the compensation to be paid thereunder or the formula used to calculate the amount of compensation if the performance goal is attained, and such other terms as required under Code Section 162(m)(4)(C) and the Treasury Regulations thereunder determined from time to time. The foregoing actions shall be undertaken in conformity with the rules of Code Section 162(m)(4)(C)(ii) and Treasury Regulations promulgated thereunder. Such remuneration shall not be payable under this Plan in the absence of such an approving shareholder vote. In the case of remuneration that is not intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), the Committee and the Board shall make such disclosures to and seek such approval from the shareholders of the Company as they reasonably determine are required by law.

                  (k) To the extent required under Code Section 162(m)(4)(C), before any payment of remuneration under this Plan, the Committee must certify in writing that the performance goals and any other material terms of the Award were in fact satisfied. Such certification shall be kept with the permanent books and records of the Committee, and the Committee shall provide the affected Participant with a copy of such certification.

                  (l) The Committee shall use its good faith best efforts to comply with the requirements of Section 162(m)(4)(C) of the Code for Awards that are intended to qualify under that section as "performance-based compensation," but shall have no liability to the Company or any recipient in the event one or more Awards do not so qualify.

            4. Duration of and Common Stock Subject to the Plan.

                  (a) Term. The Plan shall terminate automatically on the tenth
(10th) anniversary date of the date of adoption of the Plan by the Committee, the date of adoption of the Plan by the Board, or the tenth (10th) anniversary date of the date of shareholder approval of the Plan, whichever is earlier (subject to earlier termination by action of the Board), except with respect to Awards then outstanding.

                  (b) Shares of Common Stock Subject to the Plan. The maximum total number of shares of Common Stock with respect to which aggregate stock Awards may be granted under the Plan shall be three million six hundred thousand (3,600,000).

                      (i) All of the amounts stated in this Paragraph (b) are subject to adjustment as provided in Section 14 below.

                     (ii) For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations the number of shares of Common Stock subject to issuance upon exercise or used for payment or settlement of Awards.

                    (iii) If any Awards are forfeited, terminated, expire unexercised, settled or paid in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards.

                  (c) Source of Common Stock. Common Stock which may be issued under the plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

            5. Eligibility. Persons eligible for Awards under the Plan shall consist of salaried senior executives of the Company or its Subsidiaries, who hold positions of significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the Company.

            6. Stock Appreciation Rights. The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions. Furthermore, the Stock Appreciation Rights shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable. The terms of each Stock Appreciation Right granted shall be set forth in a written agreement between the Company and the Participant receiving such grant. The terms of such agreements need not be identical.

                  (a) Stock Appreciation Rights. A Stock Appreciation Right is an Award determined by the Committee entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on a fixed date, which shall be the date concluding a measuring period set by the Committee upon granting the Stock Appreciation Right, over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, multiplied by the number of shares of Common Stock subject to the Stock Appreciation Right. No Stock Appreciation Rights granted in any year to any person may be measured by an amount of shares of Common Stock in excess of one hundred thousand (100,000) shares, subject to adjustment under Section 14 below. The foregoing sentence is an annual limitation on grants and not a cumulative limitation.

                  (b) Grant. A Stock Appreciation Right may be granted in addition to or completely independent of any other Award under the Plan. Upon grant of a Stock Appreciation Right, the Committee shall select and inform the Participant regarding the number of shares of Common Stock subject to the Stock Appreciation Right and the date that constitutes the close of the measuring period.

                  (c) Measuring Period. A Stock Appreciation Right shall accrue in value from the date of grant over a time period established by the Committee, except that in no event shall a Stock Appreciation Right be payable within the first six (6) months after the date of grant. In the written Stock Appreciation Right agreement, the Committee may also provide (but is not required to provide) that a Stock Appreciation Right shall be automatically payable on one or more specified dates prior to the normal end of the measuring period upon the occurrence of events selected by the Committee (including, but not limited to, a Change in Control of the Company as set forth in Section 15 below) that are beyond the control of the Participant. The Committee may provide (but is not required to provide) in the Stock Appreciation Right agreement that in the case of a cash payment such acceleration in payment shall also be subject to discounting of the payment to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m).

                  (d) Form of Payment. Payment pursuant to a Stock Appreciation Right may be made (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above, as the Committee shall determine in its sole and absolute discretion. The Committee may elect to make this determination either at the time the Stock Appreciation Right is granted, at the time of payment or at any time in between such dates. However, any Stock Appreciation Right paid upon or subsequent to the occurrence of a Change in Control (as defined in Section 15) shall be paid in cash.

            7. Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions. Furthermore, the Restricted Awards shall be pursuant to a written agreement executed both by the Company and the Participant, which agreement shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion. The terms of such written agreements need not be identical.

                  (a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, as set forth in Paragraph (d) below.

                  (b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units (with each unit having a value equivalent to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit all or a portion of such units upon termination of employment for specified reasons within a specified period of time, and restrictions on the sale, assignment, transfer or other disposition of such units.

                  (c) Grants of Awards. Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions (including performance goals) on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The certificate evidencing the shares shall be held in custody by the Company until the restrictions imposed thereon shall have lapsed or been removed.

                  (d) Restriction Period. Restricted Awards shall provide that in order for a Participant to vest in such Awards, the Participant must continuously provide services to the Company or its Subsidiaries, subject to relief for specified reasons, for such period as the Committee may designate at the time of the Award ("Restriction Period"). If the Committee so provides in the written agreement with the Participant, a Restricted Award may also be subject to satisfaction of such performance goals as are set forth in such agreement. During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions during the Restriction Period upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control of the Company under Section 15). The Committee may provide (but is not required to provide) in the written agreement with the recipient that in the case of a cash payment such acceleration in payment shall also be subject to discounting of the payment to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m). Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments or by action of the Committee), the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

                  (e) Payment of Awards. A Participant who receives a Restricted Stock Grant shall be paid solely by release of the restricted shares at the termination of the Restriction Period (whether in one payment, in installments or otherwise). A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award upon the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the specified Restriction Period (i) in cash, (ii) in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, or (iii) in any combination of the above, as the Committee shall determine in its sole and absolute discretion. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment or at any time in between such dates.

                  (f) Rights as a Shareholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Such cash dividends shall be withheld, however, until their release upon lapse of the restrictions under the Restricted Award. Stock dividends issued with respect to the shares covered by a Restricted Grant shall be treated as additional shares under the Restricted Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Grant with respect to which the dividends are issued.

            8. Performance Awards. Performance Awards granted under the Plan may be in the form of either Performance Share Grants or Performance Unit Grants. Performance Awards shall be subject to the terms and conditions set forth below. Furthermore, the Performance Awards shall be subject to written agreements which shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion. Such agreements need not be identical.

                  (a) Performance Share Grants. A Performance Share Grant is an Award of units (with each unit equivalent in value to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

                  (b) Performance Unit Grants. A Performance Unit Grant is an Award of units (with each unit representing such monetary amount as designated by the Committee) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

                  (c) Grants of Awards. Performance Awards shall be granted under the Plan pursuant to written agreements with the Participant in such form as the Committee may from time to time approve. Performance Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award made to any Participant.

                  (d) Performance Goals and Performance Periods. Performance Awards shall provide that, in order for a Participant to vest in such Awards, the Company must achieve certain performance goals ("Performance Goals") over a designated performance period selected by the Committee ("Performance Period"). The Performance Goals and Performance Period shall be established by the Committee, in its sole and absolute discretion. The Committee shall establish Performance Goals for each Performance Period before the commencement of the Performance Period and while the outcome is substantially uncertain or at such other time permitted under Treasury Regulations Section 1.162-27(e)(2). The Committee shall also establish a schedule or schedules for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded. In setting Performance Goals, the Committee may use such measures as return on equity, earnings growth, revenue growth, comparisons to peer companies, or such other measure or measures of performance in such manner as it deems appropriate.

                  (e) Payment of Awards. In the case of a Performance Share Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award as of the end of the Performance Period. In the case of a Performance Unit Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of each unit times the number of units earned. The Committee, pursuant to the written agreement with the Participant, may make such Performance Awards payable in whole or in part upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control of the Company as set forth in Section 15 below). The Committee may provide (but is not required to provide) in the written agreement with the recipient that, in the case of a cash payment, acceleration in payment of a Performance Award shall also be subject to discounting to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m). Payment in settlement of a Performance Award shall be made as soon as practicable following the conclusion of the Performance Period (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above, as the Committee may determine in its sole and absolute discretion. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment, or at any time in between such dates.

            9.    Other Stock-Based and Combination Awards.

                  (a) The Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such Other Stock-Based Grants may be granted either alone or in addition to any other type of Award granted under the Plan.

                  (b) The Committee may also grant Awards under the Plan in combination with other Awards or in exchange of Awards, or in combination with or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

                  (c) Subject to the provisions of the Plan, the Committee shall have authority to determine the individuals to whom and the time or times at which the Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

            10. Deferral Elections. The Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out or vesting of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock. The Company and the Committee shall not be responsible to any person in the event that the payment deferral does not result in deferral of income for tax purposes.

            11. Dividend Equivalents. Awards of Stock Appreciation Rights, Restricted Unit Grants, Performance Share Grants, and other Stock-Based Awards may, in the sole and absolute discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

            12. Termination of Employment. The terms and conditions under which an Award may be exercised after a Participant's termination of employment shall be determined by the Committee and reflected in the written agreement with the Participant concerning the Award, except that in the event a Participant's employment with the Company or a Subsidiary terminates for any reason within six
(6) months of the date of grant of any Award held by the Participant, the Award shall expire as of the date of such termination of employment and the Participant and the Participant's legal representative or beneficiary shall forfeit any and all rights pertaining to such Award.

            13. Non-transferability of Awards. No Award under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order within the meaning of the Code. During the lifetime of a Participant, Awards are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative.

            14.   Adjustments Upon Changes in Capitalization, Etc.

                  (a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

                  (b) In the event of any change in capitalization affecting the Common Stock of the Company after the Effective Date, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of shares, other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, (ii) the maximum number of shares of Common Stock which may be sold or awarded to any Participant, (iii) the number of shares of Common Stock covered by each outstanding Award, and (iv) the price per share in respect of outstanding Awards.

                  (c) The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders. In the event that another corporation or business entity is being acquired by the Company, and the Company agrees to assume outstanding employee stock appreciation rights and/or the obligation to make future grants of or rights to employees of the acquired entity, the aggregate number of shares of Common Stock available for Awards under Section 4 of the Plan may be increased accordingly.

            15.   Change in Control.

                  (a) In the event of a Change in Control (as defined in Paragraph (b) below) of the Company, and except as otherwise provided in Award agreements:

                            (i)  All Stock Appreciation Rights then outstanding
shall become fully exercisable as of the date of the Change in Control (and shall terminate at such time as specified in the Award agreement);

                           (ii) All restrictions and conditions of all
Restricted Stock
Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of the Change in Control; and

                          (iii)  All Performance Share Grants and Performance
Unit Grants shall be deemed to have been fully earned as of the date of the Change in Control;

subject to the limitation that any Award which has been outstanding less than six (6) months on the date of the Change in Control shall not be afforded such treatment.

                  (b) A "Change in Control" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events:

                            (i)  Any person, including a group as defined in
Section 13(d)(3) of the '34 Act, becomes the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board may be cast;

                           (ii) As a result of, or in connection with, any cash
tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

                          (iii) The shareholders of the Company shall approve an
agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

                           (iv) A tender offer or exchange offer is made for
shares of
the Company's Common Stock (other than one made by the Company) and shares of Common Stock are acquired thereunder.

                            (v)  Formation of a holding company for the Company
in which the shareholdings of the holding company after its formation are substantially the same as for the Company prior to the holding company formation does not constitute a Change in Control for purposes of this Plan.

                  (c) In the event that any payment under this Plan (alone or in conjunction with other payments) would otherwise constitute an "excess parachute payment" under Section 280G of the Code (in the sole judgment of the Company), such payment shall be reduced or eliminated to the extent the Company determines necessary to avoid deduction disallowance under Section 280G of the Code or the imposition of excise tax under Section 4999 of the Code. The Company may consult with a Participant regarding the application of Section 280G and/or Section 4999 to payments otherwise due to such Participant under the Plan, but the judgment of the Company as to applicability of those provisions, the degree to which a payment must be reduced to avoid those provisions, and which Awards shall be reduced, is final. The Compensation Committee shall act on behalf of the Company in interpreting and administering this limitation.

            16. Amendment and Termination. Without further approval of the shareholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable. However, the Board may not, without approval of the shareholders, make any amendment which would (a) increase the aggregate number of shares of Common Stock which may be issued under the Plan (except for adjustments pursuant to Section 14 of the Plan), (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to Participants under the Plan. Notwithstanding the above, the Board may amend the Plan to take into account changes in applicable securities laws, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the '34 Act be amended, the Board may amend the Plan in accordance with any modifications to that rule without the need for shareholder approval. Notwithstanding the foregoing, the Plan may not be amended more than once every six months other than to comply with the changes in the Code or the Employee Retirement Income Security Act of 1974 ("ERISA").

            17.   Miscellaneous Matters.

                  (a) Tax Withholding. The Company shall have the right to deduct from any payment, including the delivery of shares, made under the Plan any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligation for the payment of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

                  (b) No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

                  (c) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any written contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

                  (d) Annulment of Awards. The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the certificate in settlement thereof. Payment under any Awards granted pursuant to the Plan is wholly contingent upon shareholder approval of the Plan. Where approval for an award sought pursuant to Section 162(m)(4)(C)(ii) is not granted by the Company's shareholders, the Award shall be annulled automatically. In the event the employment of a Participant is terminated for cause (as defined below), any Award which is provisional shall be annulled as of the date of such termination for cause. For purposes of the Plan, the term "terminated for cause" means any discharge because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), or rule or regulation adopted by the Office of Thrift Supervision, California Department of Savings and Loan or Federal Deposit Insurance Corporation, or material breach of any provision of an employment agreement with the Company.

                  (e) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements (in addition to this Plan) as it deems necessary to attract, retain, and reward employees for their service with the Company and its Subsidiaries.

                  (f) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (g) Award Agreement. Each Participant receiving an Award under the Plan shall enter into a written agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole and absolute discretion, determine.

                  (h) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

                  (i) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California.

                             TARRANT APPAREL GROUP,
                            a California Corporation



Date: May 2, 1997             By:   /s/ Gerard Guez
                                    -----------------------------------------
                                    Gerard Guez,
                                    Chairman of the Board of Directors